As filed with the Securities and Exchange Commission on June 27, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
__________

FLOTEK INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	90-0023731
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
8846 N. Sam Houston Pkwy W. Houston, Texas (Address of Principal Executive Offices)	77064 (Zip Code)
___________________________

FLOTEK INDUSTRIES, INC. 2018 LONG-TERM INCENTIVE PLAN, AS AMENDED
(Full Title of the Plan)
___________________________

Bond Clement
Chief Financial Officer
Flotek Industries, Inc.
8846 N. Sam Houston Pkwy W.
Houston, Texas 77064
(Name and Address of Agent for Service)
(713) 849-9911
(Telephone Number, including Area Code, of Agent for Service)

Copies to:
E. James Cowen
Porter Hedges LLP
1000 Main Street, 36th Floor
Houston, Texas 770002
(713) 226-6000
___________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer
Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Flotek Industries, Inc. (the “Company”) to register an additional 3,000,000 shares of Common Stock, $0.0001 par value per share, of the Company (the “Common Stock”), for issuance pursuant to the Flotek Industries, Inc. 2018 Long-Term Incentive Plan, as amended (the “2018 Plan”). The 2018 Plan was described in the Company’s definitive Proxy Statement for its 2023 Annual Meeting of Stockholders held on June 7, 2023. An amendment to the 2018 Plan to add an additional 3,000,000 shares to the 2018 Plan was approved by the Company’s stockholders at that meeting.

The 3,000,000 shares being registered hereby are in addition to the shares of Common Stock registered by the Company’s prior Registration Statements on Form S-8 (the “Prior Registration Statements”) filed on June 25, 2018 (File No. 333-225865), May 24, 2019 (File No. 333-231749) and May 11, 2022 (File No. 333-264865). Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statements are incorporated by reference herein except as otherwise amended or superseded hereby. After giving effect to the additional shares of Common Stock registered under this Registration Statement, the aggregate number of shares of Common Stock registered for issuance under the 2018 Plan will be 11,500,000.

Item 8. Exhibits.

Exhibit No.		Description
4.1
Flotek Industries, Inc. 2018 Long-Term Incentive Plan, as amended. Incorporated by reference to Appendix B to the Company’s definitive Proxy Statement on Schedule 14A filed with the SEC on April 28, 2023.

5.1	*	Opinion of Porter Hedges LLP with respect to the legality of the securities.
23.1	*	Consent of KPMG LLP.
23.2	*	Consent of Porter Hedges LLP (included in Exhibit 5.1).
24.1	*	Power of Attorney (included on signature page of this Registration Statement).
107.1	*	Calculation of Filing Fee Tables
*Filed herewith

SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 27, 2023
FLOTEK INDUSTRIES, INC.

By: /s/ Ryan Ezell_______________________
Name: Ryan Ezell
Title: Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Ryan Ezell and Bond Clement, and each of them, either of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments and supplements to this registration statement, and to file the same, or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of either of them, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Ryan Ezell Ryan Ezell	Chief Executive Officer and Director (Principal Executive Officer)	June 27, 2023
/s/ Bond Clement Bond Clement	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 27, 2023
/s/ Harsha V. Agadi Harsha V. Agadi	Chairman of the Board	June 27, 2023
/s/ Evan Farber Evan Farber	Director	June 27, 2023
/s/ Michael Fucci Michael Fucci	Director	June 27, 2023
/s/ Lisa Mayr Lisa Mayr	Director	June 27, 2023
/s/ David Nierenberg David Nierenberg	Director	June 27, 2023
/s/ Matt D. Wilks Matt D. Wilks	Director	June 27, 2023